EXHIBIT 99.1

Hooker Furniture Reports Increased Sales, Income for Fiscal 2013 Third Quarter

MARTINSVILLE, Va., Dec. 3, 2012 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (Nasdaq:HOFT) today reported net sales of $56.8 million for its fiscal 2013 third quarter, a 4.8%, or $2.6 million, increase over the same period a year ago. Net income rose 7.7%, or $175,000, to $2.4 million, or $0.23 per share compared to $0.21 per share in last year's third quarter.

Hooker's fiscal 2013 third quarter began July 30 and ended on October 28, 2012.

For the fiscal 2013 first nine months, net sales were $158.7 million and net income was $4.9 million, or $0.46 per share.

For the fiscal 2013 first nine months, sales decreased 5.6%, or $9.4 million, compared to the same period in fiscal 2012. However, net income increased 11.3%, or $499,000, compared to the prior-year period. Earnings per share for the fiscal 2013 first nine months increased to $0.46 per share compared to $0.41 per share in the same prior-year period.

Improved profitability in both 2013 fiscal periods was driven by lower sales discounting, reduced costs and greater domestic manufacturing efficiency. In casegoods, higher revenues were driven by improved shipments of backlogs and a better in-stock position. Upholstery sales improvements, especially at Sam Moore and at Bradington-Young's import division, were driven by higher demand.

"Across both segments in the company, orders and shipments increased this quarter over the prior year," said Paul B. Toms Jr., chairman and chief executive officer.

"We were able to increase net income over 11 percent for the first nine months of the year on lower sales, which indicates greater efficiency, particularly in upholstery manufacturing. We believe there's room for further improvement," Toms said.

In the upholstery segment, Bradington-Young has "achieved sustained profitability for several months as well as increased sales and order rates," said Michael Delgatti, president of Hooker Upholstery. "Sam Moore, on the other hand, came close to break-even as we work through a short-term profit challenge that relates directly to the most robust incoming order rate at Sam Moore in several years," he said. Brisk demand for Sam Moore's fully upholstered sofa line and other new product lines has necessitated a ramping up of production with accompanying higher labor rates and costs of goods sold. "We expect to have our incoming order rates and production capacity better aligned by the end of our fiscal fourth quarter," he added.

The Company's effective income tax rates were 36.2% and 20.0%, respectively, in the fiscal 2013 and fiscal 2012 third quarters and were 36.2% and 27.9%, respectively, for the fiscal 2013 and fiscal 2012 nine-month periods. The fiscal 2013 tax rates are in the range of what the Company expects for normal operations. The lower rates in the fiscal 2012 periods were due primarily to the convergence of several tax benefits during these periods which are not expected to re-occur.

Additional fiscal 2013 third quarter highlights (compared to the fiscal 2012 third quarter):

  Gross profit increased as a percentage of net sales to 23.9%, from 23.5%, and increased in absolute terms by 6.5%, or $823,000, to $13.6 million. These changes were primarily due to higher average selling prices, decreased casegoods segment discounting and reduced upholstery segment manufacturing costs as a percentage of net sales.
  Selling and administrative expenses decreased in absolute terms by 2.5%, or $250,000, to $9.8 million, and decreased as a percentage of net sales from 18.5% to 17.2%.
  Operating income increased to 6.7% of net sales, from 5.0% and increased in absolute terms by 39.7%, or $1.1 million, to $3.8 million.
  Net income increased as a percentage of net sales to 4.3% from 4.2% and increased in absolute terms by 7.7%, or $175,000, to $2.4 million, or $0.23 per share, compared to $2.3 million, or $0.21 per share, in the prior-year period.

Additional fiscal 2013 first nine-months highlights (compared to the fiscal 2012 first nine months):

  Gross profit increased as a percentage of net sales to 22.5%, from 21.4%, primarily due to higher average selling prices, decreased casegoods and upholstery segment discounting and reduced upholstery segment manufacturing costs; however, gross profit decreased in absolute terms by 0.5%, or $186,000, to $35.7 million, primarily due to lower sales volume.
  Selling and administrative expenses decreased in absolute terms by 6.2%, or $1.9 million, to $28.1 million and decreased as a percentage of net sales to 17.7% from 17.8%.
  Operating income increased both as a percentage of net sales to 4.8%, from 3.5%, and in absolute terms by $1.7 million, or 28.3%, from $5.9 million to $7.6 million.
  Net income increased both as a percentage of net sales to 3.1%, from 2.6%, and in absolute terms by 11.3%, or $499,000, to $4.9 million, or $0.46 per share, compared to $4.4 million, or $0.41 per share, in the prior-year period.

Cash, Inventory and Debt

Cash and cash equivalents decreased $7.3 million to $33.1 million as of October 28, 2012, from $40.4 million on January 29, 2012, due principally to:

  a $4.7 million increase in inventories, due to case goods and imported upholstery restocking efforts; and
  a $3.6 million increase in accounts receivable, due to increased sales.

"We're currently within our targeted inventory ranges, although we are still refining our product mix as we look to further improve our in-stock position on best sellers," said Toms. "Our cash has drawn down somewhat, primarily due to spending on inventories and increased accounts receivable, as well as our ERP system conversion and dividends. We do expect to rebuild cash from profitable operations moving forward," he said.

The Company had no long-term debt at October 28, 2012 and had $13.2 million available on its $15.0 million revolving credit facility, net of $1.8 million reserved for standby letters of credit.

Business Outlook

"As service levels and in-stock position improved this quarter, we realized the kinds of top-line benefits we expect will continue from better flow of best-selling products and recent well-received introductions," said Toms. "Our improved in-stock position should also drive higher sales from special orders at retail. We've also been gratified that the Rhapsody Collection we introduced last spring has been performing very well at retail since it began shipping in September, and other collections are also retailing well.

"Demand is positive in every segment of our business, with our consolidated incoming order rate up just under 5 percent for the third quarter versus the same period last year.

"Our outlook is more bullish looking out to the second quarter of our next fiscal year and beyond than in the shorter term," Toms continued. "Longer term, there are many positive signs from the housing sector, with increased housing activity, prices stabilizing and the highest home builder sentiment in six years. Consumer confidence is improving to more historically healthy levels driven by improvements in housing and gains in the stock market this year. All this bodes well for our industry longer term. In the shorter term, we believe the uncertainty around negotiations in Washington, D.C. regarding the so-called 'fiscal cliff' may create enough uncertainty for consumers to postpone big-ticket purchases.

"We are bullish enough about the future to continue investing in people, systems, our manufacturing facilities and long-term strategies for growth.

"On the internal side of our business, we had a successful implementation of Phase 1 of our Enterprise Resource Planning (ERP) system over Labor Day weekend. While we are still working through numerous issues, we were pleased to have had a normal shipping month in September given the magnitude and scope of the project. We plan to begin Phase 2 in our upholstery segment in January with full implementation scheduled for late in the fourth quarter of fiscal 2014," Toms said.

Conference Call Details

Hooker Furniture will present its fiscal 2013 third quarter results via teleconference and live internet web cast on Wednesday morning, December 5, 2012 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2011 shipments to U.S. retailers, Hooker Furniture Corporation is an 88-year old residential wood, metal and upholstered furniture resource. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and youth bedroom furniture sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Sam Moore Furniture, a specialist in upscale fabric occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Certain statements made in this report, other than those based on historical facts, are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials as well as transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (3) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (4) our ability to successfully implement our business plan to increase sales and improve financial performance, including possible adverse effects on our results due to material restructuring or asset impairment charges if we are unsuccessful; (5) volatility in the increased costs of imported goods, including fluctuations and increases in the prices of purchased finished goods and transportation and warehousing costs; (6) higher than expected costs associated with product quality and safety, including costs related to defective or non-compliant products as well as regulatory compliance costs related to the sale of consumer products; (7) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (8) price competition in the furniture industry; (9) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (10) the cyclical nature of the furniture industry, which is particularly sensitive to changes in the housing markets, consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (11) supply, transportation and distribution disruptions, particularly those affecting imported products, including the availability of shipping containers and cargo ships; (12) achieving and managing growth and change, and the risks associated with international operations, acquisitions, restructurings, and strategic alliances; (13) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (14) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (15) capital requirements and costs; and (16) competition from non-traditional outlets, such as catalogs and internet retailers and home improvement centers; changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit. Any forward looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011

Net sales	$ 56,803	$ 54,180	$ 158,718	$ 168,147

Cost of sales	43,243	41,443	122,971	132,214

Gross profit	13,560	12,737	35,747	35,933

Selling and administrative expenses	9,781	10,031	28,118	29,986

Operating income	3,779	2,706	7,629	5,947

Other income, net	34	117	98	198

Income before income taxes	3,813	2,823	7,727	6,145

Income tax expense	1,379	563	2,799	1,716

Net income	$ 2,434	$ 2,260	$ 4,928	$ 4,429

Earnings per share:
Basic	$ 0.23	$ 0.21	$ 0.46	$ 0.41
Diluted	$ 0.23	$ 0.21	$ 0.46	$ 0.41

Weighted average shares outstanding:
Basic	10,723	10,762	10,755	10,762
Diluted	10,742	10,783	10,787	10,788

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28,	October 30,	October 28,	October 30,
	2012	2011	2012	2011

Net Income	$ 2,434	$ 2,260	$ 4,928	$ 4,429
Other comprehensive income:
Amortization of actuarial gains	(14)	(82)	(43)	(244)
Income tax effect on amortization of actuarial gains	5	31	16	92
Adjustments to net periodic benefit cost	(9)	(51)	(27)	(152)

Comprehensive Income	$ 2,425	$ 2,209	$ 4,901	$ 4,277

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	October 28,	January 29,
	2012	2012
Assets
Current assets
Cash and cash equivalents	$ 33,052	$ 40,355
Accounts receivable, less allowance for doubtful accounts of $1,482 and $1,632, respectively	29,456	25,807
Inventories	38,854	34,136
Prepaid expenses and other current assets	4,593	4,194
Total current assets	105,955	104,492
Property, plant and equipment, net	22,913	21,669
Intangible assets	1,257	1,257
Cash surrender value of life insurance policies	17,495	16,217
Other assets	4,844	5,536
Total assets	$ 152,464	$ 149,171

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 9,404	$ 9,233
Accrued salaries, wages and benefits	3,585	3,855
Other accrued expenses	2,728	792
Accrued dividends	1,075	1,078
Total current liabilities	16,792	14,958
Deferred compensation	7,425	7,100
Total liabilities	24,217	22,058

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,746 and 10,793 shares issued and outstanding on each date	17,305	17,262
Retained earnings	110,860	109,742
Accumulated other comprehensive income	82	109
Total shareholders' equity	128,247	127,113
Total liabilities and shareholders' equity	$ 152,464	$ 149,171

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-Nine Weeks Ended
	October 28,	October 30,
	2012	2011
Cash flows from operating activities
Cash received from customers	$ 155,192	$ 169,581
Cash paid to suppliers and employees	(153,461)	(146,365)
Income taxes (paid), net	(900)	(1,079)
Interest (paid)/received, net	(28)	17
Net cash provided by operating activities	803	22,154

Cash flows from investing activities
Purchase of property, plant and equipment	(3,850)	(2,443)
Proceeds received on notes issued for the sale of property	24	26
Proceeds from the sale of property and equipment	403	125
Premiums paid on life insurance policies	(870)	(1,112)
Proceeds received on life insurance policies	--	560
Net cash used in investing activities	(4,293)	(2,844)

Cash flows from financing activities
Cash dividends paid	(3,235)	(3,235)
Purchase and retirement of common stock	(578)	--
Net cash used in financing activities	(3,813)	(3,235)

Net (decrease) / increase in cash and cash equivalents	(7,303)	16,075
Cash and cash equivalents at beginning of period	40,355	16,623
Cash and cash equivalents at end of period	$ 33,052	$ 32,698

Reconciliation of net income to net cash provided
by operating activities:
Net income	$ 4,928	$ 4,429
Depreciation and amortization	2,248	1,926
Non-cash restricted stock awards and performance grants	207	(70)
Provision for doubtful accounts	(87)	170
Deferred income taxes	260	16
(Gain) / loss on disposal of property	(45)	108
(Gain) on insurance policies	(545)	(461)
Changes in assets and liabilities:
Accounts receivable	(3,562)	1,096
Inventories	(4,718)	14,501
Prepaid expenses and other current assets	160	264
Trade accounts payable	171	(632)
Accrued salaries, wages and benefits	(270)	(41)
Accrued income taxes	1,636	621
Other accrued expenses	303	(164)
Deferred compensation	117	391
Net cash provided by operating activities	$ 803	$ 22,154
CONTACT:  Paul B. Toms Jr.
          Chairman and Chief Executive Officer
          Phone: (276) 632-2133, or
          Paul Huckfeldt, Vice President, Chief Financial Officer
          Phone: (276) 632-2133, or
          Kim D. Shaver
          Vice President, Marketing Communications
          Phone: (336) 880-1230